INCOME TAX SHARING AGREEMENT


     INCOME TAX SHARING AGREEMENT, dated as of September 27, 1991, among Transtech Industries, Inc., a Delaware corporation ("Transtech"), THV Acquisition Corp., a Delaware corporation ("THV"), HVHC, Inc., a Texas corporation ("HVHC) and Hunt Valve Company, Inc., an Ohio corporation ("Hunt Valve").
     WHEREAS, Transtech, THV, HVHC and Hunt Valve are members of an affiliated group within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"), of which Transtech is the common parent (the "Transtech Group");
     WHEREAS, Transtech, THV, HVHC and Hunt Valve wish to join in the filing of a consolidated Federal income tax return pursuant to
Section 1501 of the Code for the taxable year ending December 31, 1991 and each taxable year thereafter during which they are entitled to do so; and
     WHEREAS, Transtech, THV, HVHC and Hunt Valve wish to establish a method for the payment of the consolidated Federal income tax liability of the Transtech Group, and for the payment by THV, HVHC and Hunt Valve of their Separate Return Tax Liability (as defined in Section 1.6 hereof) and for reimbursing THV, HVHC and Hunt Valve for the use of their losses and credits in computing the consolidated Federal income tax liability of the Transtech Group.
     NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1. Definitions.
     As used in this Agreement, the following terms shall have the meanings set forth in this Section 1:
     1.1 "Agreement" shall mean this Income Tax Sharing Agreement.
     1.2 "Consolidated Subsidiary" of a corporation shall mean another corporation that is or would be an includible corporation (within the meaning of Section l504 of the Code) in an affiliated group of corporations of which the first corporation is or would be the common parent.
     1.3 "IRS" shall mean the Internal Revenue Service.
     1.4 "Regulations" shall mean the income tax regulations promulgated under the Code.
     1.5 "Separate Return" shall mean (i) in the case of Transtech, the Federal income tax return that would have been required to be filed by Transtech and its Consolidated Subsidiaries if THV, HVHC and Hunt Value and their Consolidated Subsidiaries were not members of the Transtech Group; (ii) in the case of THV, the Federal income tax return that would have been required to be filed by THV and its Consolidated Subsidiaries (other than HVHC and its Consolidated Subsidiaries) if THV were not a member of the Transtech Group; (iii) in the case of HVHC, the Federal income tax return that would have been required to be filed by HVHC and its Consolidated Subsidiaries (other than Hunt Valve and its Consolidated Subsidiaries) if HVHC were not a member of the Transtech Group; and (iv) in the case of Hunt Valve, the Federal income tax return that would have been required to be filed by Hunt Valve and its Consolidated Subsidiaries if Hunt Valve were not a member of the Transtech Group.
     1.6 "Separate Return Tax Liability" shall mean the Federal income tax liability with respect to a taxable year that would have been payable by Transtech, THV, HVHC and Hunt Valve, respectively, if each of them had filed a Separate Return. For purposes of this Agreement, Separate Return Tax Liability shall be computed (i) by allowing each of Transtech, THV, HVHC and Hunt Valve its respective net operating loss carryforwards and carrybacks, capital loss carryforwards and carrybacks, and tax credit carryforwards and carrybacks, if any, which each of Transtech, THV, HVHC or Hunt Valve would have been entitled to for such taxable year were it filing its own Separate Return for such year and had filed its own Separate Return in all previous years, except to the extent that such net operating losses, capital losses and tax credits have resulted in a reimbursement to THV, HVHC and Hunt Valve pursuant to
Section 3.3 hereof, and (ii) otherwise in the manner provided in the second sentence of Section 1.1552-l(a)(2)(ii) of the Regulations.
2. Consolidated Federal Income Tax Returns.
     2.1 Filing of Returns. The Transtech Group shall file a consolidated Federal income tax return for its taxable year ending December 31, 1991 and for any subsequent taxable period for which it is required or permitted to file such a return. Transtech, THV, HVHC and Hunt Valve agree to file such consents, elections and other documents and to take such other action as may be necessary or appropriate to carry out the purpose of this Section 2.1.
     2.2 Transtech as Agent. Except as otherwise required by
Section 1.1502-77 of the Regulations, Transtech shall be the sole agent for each Consolidated Subsidiary in the Transtech Group with respect to all Federal income tax matters.
     2.3 Information and Schedules. Transtech, THV, HVHC and Hunt Valve shall each provide, at its own cost and expense, the information and schedules necessary to compute its respective Separate Return Tax Liability and for Transtech to prepare the consolidated Federal income tax return of the Transtech Group. Except as permitted by this Agreement and the consolidated return regulations, items of income, deductions, gains, losses, credits or other items of Transtech, THV, HVHC and Hunt Valve shall be reported by the Transtech Group in its consolidated Federal income tax return in a manner consistent with such information and schedules. The cost of (i) preparing the consolidated Federal income tax return or any amended return of the Transtech Group;
(ii) of contesting any audits by the IRS; (iii) seeking to obtain a final determination (as defined in Section 4) or refund of income taxes; and (iv) resolving disputes under this Agreement shall be shared 50% by Hunt Valve and 50% by Transtech.
     3. Payment of Tax Liability.
     3.1 Payment of Taxes to the IRS. For each taxable year, Transtech shall pay to the IRS when due any installment of estimated taxes and any balance of the final consolidated Federal income tax liability of the Transtech Group.
     3.2 Payment of Taxes by THV, HVHC and Hunt Valve. On each date for payment of an installment of estimated taxes by the Transtech Group during any taxable year in which THV, HVHC and Hunt Valve are included in the Transtech Group, each of THV, HVHC and Hunt Valve shall pay to Transtech an amount equal to the installment that it would have been required to pay if it were filing a Separate Return showing a Separate Return Tax Liability. For any taxable year, each of THV, HVHC and Hunt Valve shall pay to Transtech on the fifteenth day of the third month following the close of such taxable year any balance of its Separate Return Tax Liability. If on the date of filing any consolidated Federal income tax return of the Transtech Group, THV, HVHC or Hunt Valve has not fully paid its respective Separate Return Tax Liability to Transtech, then THV, HVHC or Hunt Valve, as the case may be, shall pay to Transtech such additional amount that may be due on the date of filing. If on such date of filing, THV, HVHC or Hunt Valve has paid more than its Separate Return Tax Liability to Transtech, Transtech shall pay such overpayment to THV, HVHC or Hunt Valve, as the case may be, on such date of filing.
3.3 Reimbursement by Transtech.
     (a) For any taxable year, Transtech shall reimburse THV, HVHC and Hunt Valve as the case may be, to the extent any net operating loss, net capital loss, net Section 1231 loss or credit of THV (and its Consolidated Subsidiaries other than HVHC and its Consolidated Subsidiaries), HVHC (and its Consolidated Subsidiaries other than Hunt Valve), or Hunt Valve (and its Condolidated Subsidiaries) or any carryover or carryback thereof causes the consolidated Federal income tax liability of the Transtech Group to be less than the sum of the Separate Return Tax Liability of each of Transtech, THV, HVHC and Hunt Valve. For purposes of determining the amount of any reimbursement pursuant to this Section 3.3(a), if for any taxable year the Transtech Group is unable to use all of the losses or credits of Transtech, THV, HVHC or Hunt Valve, the Transtech Group shall allocate such losses and credits in accordance with Sections 1.1502-3(b)(2), 1.1502-4(e)(2), 1.1502-21(b)(3), 1.1502-22(b)(2)
and 1.1502-79 of the Regulations and as otherwise provided in
Section 1.1502 of the Regulations.
     (b) Transtech shall reimburse THV, HVHC or Hunt Valve, as the case may be, to the extent the Transtech Group receives a refund from the IRS of any tax paid in respect of prior taxable years or is allowed a credit or offset against any tax liability for any prior taxable year, which refund, credit or offset results from a carryback of net operating loss, net capital loss or credit of THV, HVHC or Hunt Valve from any taxable year.
     (c) Notwithstanding the foregoing, if in any year the Separate Return Tax Liability of THV, HVHC, or Hunt Valve, as the case may be, is adjsuted for any previous year by giving effect to any of their respective net operating loss carrybacks, capital loss carrybacks, or tax credit carrybacks, Transtech shall reimburse THV, HVHC, or Hunt Valve, as the case may be, for the amount that would have been refunded to THV, HVHC, or Hunt Valve, as the case may be, by the IRS if THV, HVHC or Hunt Valve, as the case may be, had filed a Separate Return and carried back such losses and credits to the fullest extent permitted by the Code and applicable Regulations, except to the extent THV, HVHC or Hunt Valve, as the case may be, has otherwise received payment from Transtech for the tax benefit to Transtech associated with such carryback items.
3.4  Timing of Reimbursement Payment.
     (a) Transtech shall pay the reimbursement contemplated by
Section 3.3(a) to THV, HVHC or Hunt Valve, as the case may be, on each date for payment of any installment of estimated taxes, to the extent the losses or credits of THV, HVHC or Hunt Valve reduce the installment that otherwise would have been payable. For any taxable year Transtech shall pay to THV, HVHC or Hunt Valve, as the case may be, on the fifteenth day of the third month following the close of such taxable year any balance of the reimbursement contemplated by Section 3.3(a) with respect to such taxable year to the extent that the losses or credits of THV, HVHC or Hunt Valve reduce the taxes that otherwise would have been payable on such day. If on the date of filing any consolidated Federal income tax return of the Transtech Group, Transtech has failed to pay the full amount of the reimbursement contemplated by Section 3.3(a) with respect to such taxable year to THV, HVHC or Hunt Valve, Transtech shall pay to THV, HVHC or Hunt Valve, as the case may be, the balance of such reimbursement on such date of filing. If on such date of filing, it is determined that Transtech has paid to THV, HVHC or Hunt Valve an amount in excess of the reimbursement required to be paid pursuant to Section 3.3(a), THV, HVHC or Hunt Valve, as the case may be, shall pay to Transtech the amount of such overpayment on such date of filing.
     (b) Transtech shall pay the reimbursement contemplated by
Section 3.3(b) to THV, HVHC or Hunt Valve, as the case may be, at the time Transtech receives the refund of tax from the IRS or is allowed a credit or offset against tax by the IRS.
     (c) Transtech shall pay the reimbursement contemplated by
Section 3.3(c) to THV, HVHC or Hunt Valve, as the case may be, on the fifteenth day of the third month following the close of the taxable year in which THV, HVHC or Hunt Valve, as the case may be, realizes any net operating loss, net capital loss or net credit.
4. Deficiencies or Refunds.
     If, for any taxable year, the Separate Return Tax Liability of Transtech, THV, HVHC or Hunt Valve or the tax liability of the Transtech Group is changed and such change is either (i) part of a "final determination" or (ii) the result of the filing of an amended Federal income tax return by the Transtech Group, the payments required to be made to or by Transtech pursuant to Section 3 of this Agreement shall be recomputed to reflect such change for the taxable year of change and all other taxable years affected thereby, including any penalties or additions to tax attributable to such change. For purposes of this section, the term "final determination" shall mean a "determination" within the meaning of
Section 1313(a) of the Code or any settlement agreement entered into in connection with an administrative or judicial proceeding.
     Promptly after the determination or filing, Transtech shall notify THV, HVHC and Hunt Valve of the amounts to be paid by or to it as a result of the recomputation required by the foregoing paragraph, which notice shall set forth such recomputation in reasonable detail. Not later than (i) five days before the due date for any additional payment of tax by the Transtech Group; or (ii) five days after receipt of a refund; or (iii) five days after the determination becomes final or the amended return is filed (if such determination or amended return does not result in any additional tax due or the receipt of a refund), THV, HVHC or Hunt Valve shall pay to Transtech, or Transtech shall pay to THV, HVHC or Hunt Valve, as the case may be, the difference between the amounts as recomputed by substituting the Separate Return Tax Liability of each of Transtech, THV, HVHC and Hunt Valve, and the consolidated Federal income tax liability of the Transtech Group after the determination or filing and the amounts previously determined. The parties recognize that the amount of tax liability as redetermined pursuant to this paragraph for any taxable year is not necessarily the final tax liability for that year and, therefore, the amount of tax liability may be recomputed more than once.
5. Interest.
     If for any taxable year any party hereto fails to pay timely any amount due under the first two sentences of Section 3.2, such payment shall bear interest at the rate established under Section 6621(a)(2) of the Code from the date such payment was due until the date it is actually paid.
     Any payment under this Agreement with respect to any taxable year made after the fifteenth day of the third month following the close of such taxable year shall (a) in the case of any payment which results from an underpayment of the Separate Return Tax Liability of Transtech, THV, HVHC or Hunt Valve, as the case may be, bear interest from the date determined in accordance with
Section 6601 of the Code to the date of payment at the rate established under Section 6621(a)(2) of the Code; and (b) in the case of any payment which results from an overpayment of the Separate Return Tax Liability of Transtech, THV, HVHC or Hunt Valve, as the case may be, bear interest from the date determined in accordance with Section 6611 of the Code to the date of payment at the rate established under Section 6621(a)(1) of the Code.
6. IRS Audits.
     Transtech shall notify THV, HVHC and Hunt Valve if the IRS commences an audit of the consolidated Federal income tax return of the Transtech Group for any taxable year and shall promptly send to them copies of any correspondence, notices or other communications to or from the IRS relating to such audit. Each of THV, HVHC and Hunt Valve shall have the right, at its own expense, to participate with Transtech in any such audit or resulting administrative proceedings or litigation.
     Transtech may take all reasonable actions necessary to contest any claimed deficiency, including the appointment of outside tax counsel to contest such claims of deficiency, and shall direct such counsel to provide THV, HVHC and Hunt Valve with periodic status reports. If Transtech decides to contest an IRS assessment by paying the assessment and suing for a refund, each of THV, HVHC and Hunt Valve shall pay to Transtech the portion of such assessment attributable to an increase in its respective Separate Return Tax Liability. Transtech shall exercise good faith in settling any audit adjustments or contests and shall give equal weight to the interests of each of Transtech, THV, HVHC and Hunt Valve in reaching such settlement.
7. Disputed Amounts.
     If the parties hereto are unable to agree as to the amount or timing of any payment under this Agreement, a reasonable determination of the amount and timing of such payment shall be made in good faith by the accounting firm that prepares or files the Transtech Group's consolidated tax return. Any determination made in accordance with this section shall be binding on the parties hereto.
8. State and Local Income Taxes.
     In the case of state or local taxes based on or measured by the income of the Transtech Group, or any combination of members thereof, on a combined, consolidated or unitary basis, the provisions of this Agreement with respect to sharing of Federal income tax liability shall apply with equal force to such state or local tax; provided, however, that references in this Agreement to provisions of the Code shall be deemed to be references to applicable provisions of state or local law. Nothing in this Agreement shall be deemed to constitute a consent by any of the parties to voluntarily file state or local taxes on a combined, consolidated or unitary basis.
9. Miscellaneous.
     9.1 Payments. All payments to be made pursuant to this Agreement shall be made in immediately available funds to such bank and/or account in the continental United States for the account of the party receiving such payment as from time to time such party shall have directed the party making such payment in writing. If the date on which any payment to be made pursuant to this Agreement shall not be a business day, such payment shall be made on the next succeeding business day.
     9.2 Duration. The provisions of this Agreement shall apply for so long as the tax liability for any taxable year during which THV, HVHC or Hunt Valve is a member of the Transtech Group is subject to adjustment.
     9.3 Amendments, Waivers, etc. Neither this Agreement nor any of the terms hereof may be amended, supplemented, waived or modified orally, but only by an instrument in writing signed by the party against which enforcement of such change is sought.
     9.4 Headings. The headings of the sections of this Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of this Agreement.
     9.5 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws, and not the laws pertaining to choice or conflicts of laws, of the State of Delaware applicable to contracts made and to be performed exclusively in such state.
     9.6 Counterparts. This Agreement may be executed in multiple counterparts, each of which when so executed shall be deemed to be an original, and such counterparts together shall constitute and be one and the same instrument.
     9.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of any successor to or assign of any of the parties hereto to the same extent as if such successor or assign had been an original party hereto.
     IN WITNESS WHEREOF, Transtech, THV, HVHC and Hunt Valve have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of September 27, 1991.

                              TRANSTECH INDUSTRIES, INC.

                              By:   /s/ Robert V. Silva
                              Name: Robert V. Silva
                              Title:President


                              THV ACQUSITION CORP.


                              By:   /s/ Mark E. Tkach
                              Name: Mark E. Tkach
                              Title:Vice President


                              HVHC, INC.


                              By:   /s/ H. Kevin Henchar
                              Name: H. Kevin Henchar
                              Title:Vice President